Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-179695) on Form S-8 of our report dated June 25, 2018, related to the financial statement of the Whirlpool 401(k) Retirement Plan as of and for the year ended December 31, 2017, appearing in the annual report on Form 11-K of the Whirlpool 401(k) Retirement Plan as of December 31, 2018.

/s/ Plante & Moran, PLLC

Flint, MI
June 26, 2019